Exhibit 99.1

Whole Foods Market Completes Sale of Henry’s and Sun Harvest Stores to Smart & Final; Company Announces Record 21 New Store Openings in Fiscal Year 2007

October 2, 2007. Whole Foods Market, Inc. (NASDAQ: WFMI) announced today that it completed the previously announced sale of all 35 Henry’s Farmers Markets and Sun Harvest Markets store locations and a related Riverside, CA distribution center to a wholly owned subsidiary of Smart & Final Inc., a Los Angeles-based food retailer. All of the Henry’s stores are located in California, and all of the Sun Harvest stores are located in Texas.  These assets were acquired by the Company as part of the August 31, 2007 purchase of Wild Oats Markets.

The Company received proceeds of approximately $166 million for the net assets of these stores, consisting primarily of leases, fixed assets and inventory.

Additionally, WFM and Smart & Final entered into a support agreement under which WFM will continue to provide certain products and services for the 35 stores for up to two years. WFM anticipates that the revenue associated with the agreement will be approximately equal to its incremental cost of providing the support.

Regarding the other 74 Wild Oats and Capers banner stores the Company acquired in the Wild Oats Markets transaction, the Company currently intends to close nine stores and relocate another eight stores to existing Whole Foods Market sites in development.

The Company also announced that it opened a record 21 new Whole Foods Market stores during the fiscal year ended September 30, 2007, including eight stores in the fourth quarter.

About Whole Foods Market:
Founded in 1980 in Austin, Texas, Whole Foods Market® is a Fortune 500 company and one of the leading retailers of natural and organic foods. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 276 stores in the United States, Canada and the United Kingdom.

Forward-looking statements
The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the fiscal year ended September 24, 2006. Whole Foods Market undertakes no obligation to update forward-looking statements.